                                                                                             EXHIBIT 11

                        Aon Corporation and Subsidiaries

                  CONSOLIDATED NET INCOME PER SHARE COMPUTATION

(millions except per share data)                                       Years Ended December 31
                                                               ---------------------------------------
                                                                     1996          1995          1994
                                                               -----------   -----------   -----------

EARNINGS PER SHARE
     Net income ...........................................    $    335.2    $    402.8    $    360.0
     Preferred stock dividends ............................          18.8          24.7          26.8
                                                               -----------   -----------   -----------
          Net income less preferred stock dividends .......    $    316.4    $    378.1    $    333.2
                                                               ===========   ===========   ===========


     Average common shares issued .........................         111.9         110.8         107.1
     Net effect of treasury stock activity ................          (3.0)         (2.8)         (4.4)
     Weighted average effect of Series B preferred stock ..            --            --           2.8
     Net effect of dilutive stock compensation plans based
          on the treasury stock method ....................           1.3           0.7           0.7
                                                               -----------   -----------   -----------
               Average common and common equivalent shares
                    outstanding ...........................         110.2         108.7         106.2
                                                               ===========   ===========   ===========
NET INCOME PER SHARE (1) (2)...............................    $     2.87    $     3.48    $     3.14
                                                               ===========   ===========   ===========

(1) Primary and fully diluted net income per share are materially the same.
(2) See note 5 to condensed financial statements.

                                       - 31 -
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